Exhibit 10.2

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement, including Appendix I attached hereto, (together with the Notice of Grant of Performance Share Award (the “Grant Notice”) attached hereto and incorporated by reference herein, the “Performance Share Award Agreement”) is made and entered into effective as of the grant date set forth on the Grant Notice (the “Date of Grant”), by and between Health Net, Inc., a Delaware corporation (the “Company”), and the recipient identified on the Grant Notice, an employee of the Company or a subsidiary of the Company (the “Recipient”).
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and if applicable, the Board, has approved the grant (the “Grant”) of a performance share award to the Recipient as set forth below under the Company's Amended and Restated 2006 Long-Term Incentive Plan, as amended and/or restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
1.Grant of Performance Shares. In consideration of Recipient’s past and/or continued employment with or service to an Employer and for other good and valuable consideration, the Company hereby grants to the Recipient a performance share award consisting of the target number set forth on the Grant Notice (the “Target Award”), each of which represent rights to receive (“Performance Shares”), upon vesting, one (1) share of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to all of the terms and conditions of this Performance Share Award Agreement. The actual number of shares earned by the Recipient may differ from the Target Award, as further described herein.
2.    Vesting. Except as otherwise provided in Section 3 and Section 11 hereof, the Performance Shares shall vest as set forth on Appendix I.
3.    Termination of Employment.
(a)    If Recipient's employment with the Employer is terminated by either the Recipient or the Employer for any reason (a “Termination Event”) prior to a Change in Control (as defined in the Plan), then all unvested Performance Shares shall be immediately forfeited at such Termination Event; provided, however, that for the avoidance of doubt, if the Recipient continues to serve as an employee of an Employer on or immediately after the Recipient’s termination of employment with the prior Employer (i.e., Recipient’s employment is transferred to another Employer without any breaks in service), then such termination of employment with the prior Employer shall not be considered a Termination Event under this Performance Share Award Agreement.

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(b)    If the Recipient’s employment with an Employer is terminated on or within twenty-four (24) months following a Change in Control (i) by an Employer without Cause or (ii) by the Recipient under circumstances which entitle the Recipient to Change in Control severance benefits under an effective employment agreement between the Recipient and the Employer or under the Company’s Safety Net Security Program, Severance Policy or their successor plans or programs, then all unvested Performance Shares shall immediately become fully vested and distributable on the date of such termination of employment and the date of such vesting shall be deemed to be a Vesting Date hereunder.
(c)    If the Recipient violates the terms of Section 4 of this Performance Share Award Agreement (a “Breach Event”), in addition to being subject to all remedies in law or equity that the Company may assert, then at any time thereafter the Company, in its sole and absolute discretion, may, with respect to any Common Stock attributable to a Performance Share: (i) to the extent that the Common Stock is beneficially owned by the Recipient, recapture from the Recipient, any or all of the shares of Common Stock; and (ii) to the extent that the Common Stock has been sold, assigned or otherwise transferred by the Recipient, recover from the Recipient an amount equal to the Gain Realized (as defined in Section 4 below) from such sale, assignment or transfer. Upon the occurrence of a Breach Event, the Company may elect to seek to recapture all or any portion of the Common Stock pursuant to this Section 3(c) by delivery of written notice to the Recipient within ninety (90) days after the Company becomes aware of the occurrence of such Breach Event.
4.    Employment/Association with Company Competitor. The Recipient hereby agrees that, during (i) the six-month period following a termination of the Recipient's employment with an Employer that entitles the Recipient to receive severance benefits under an agreement with or policy of an Employer or (ii) the twelve-month period following a termination of the Recipient's employment with an Employer that does not entitle the Recipient to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), the Recipient shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Recipient to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Recipient had access during the Recipient's employment with the Employer. In addition, the Recipient agrees that, during the Noncompetition Period applicable to the Recipient following termination of employment with the Employer, the Recipient shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries during the 12 month period prior to the date of such termination of employment, to discontinue his or her relationship with the Company or any of its Subsidiaries or to accept employment by, or enter into a business relationship with, the Recipient or any other entity or person. In the event that the Recipient breaches the covenants set forth in this first paragraph of Section 4, it shall be considered a Breach Event under Section 3 above.

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“Gain Realized” shall equal the greater of the Fair Market Value (as defined in the Plan) of the Common Stock issued in respect of the Performance Shares (I) on the date of transfer of such Common Stock or (II) on the date such competitive activity with a Competitor was commenced by the Recipient; and “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any Subsidiary.
It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 4 are unreasonable (including, but not limited to, the definition of Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.
The Recipient acknowledges that the services to be rendered by the Recipient to the Company or an Employer are of a special and unique character, which gives this Performance Share Award Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Recipient of any of the provisions contained in this Section 4 will cause the Company irreparable injury. Recipient therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 4 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Recipient from any such violations or threatened violations.
5.    Compensation Recovery (Clawback). In the event that Recipient is subject to the Company’s Compensation Recovery Policy, as such policy may be amended from time to time (the “Compensation Recovery Policy”), notwithstanding anything in this Performance Share Award Agreement to the contrary, any Performance Shares granted, or Common Stock attributable to a Performance Share, hereunder shall be subject to the terms and conditions of the Compensation Recovery Policy. In addition, any Performance Shares granted, or Common Stock attributable to a Performance Share, shall be subject to the terms of any other claw-back policy implemented by the Company in accordance with Section 8.16 of the Plan.
6.    No Rights as a Stockholder. The holder of the Performance Shares shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, with respect to the Performance Shares and any shares of Common Stock underlying the Performance Shares and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in the Plan.
7.    Notices. Any notice or communication given hereunder shall be in writing and shall be given electronically (e.g., email) or by fax or first class mail, certified or registered with retur

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n receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of an email or a fax to the contact information listed below:

To the Recipient at:	Mailing address, fax number or email address on record at Health Net, Inc. as of the date any notice is to be delivered.

To the Company at:        Health Net, Inc.
21650 Oxnard Street
Woodland Hills, California 91367
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of contact information shall be effective only upon receipt.

8.    Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Common Stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the “Securities Act”) (or any other federal or state laws, rules or regulations as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. The Company either has or will file an appropriate registration statement on Form S-8 (or other applicable form), and has taken or will take such actions as necessary to keep the information therein current from time to time, in order to register shares of Common Stock underlying the Performance Shares under the Securities Act and shall use its commercially reasonable efforts to cause such registration statement to become effective and to maintain the effectiveness of such registration.
9.    Protections Against Violations of Performance Share Award Agreement. During the lifetime of Recipient, the Performance Shares may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Performance Shares have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the Performance Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of Recipient or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
10.    Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Performance Share Award Agreement and shall pay to the Company the amount determined by the Company to be such tax obligation at the time such tax obligation arises. Such tax obligation shall

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be satisfied through the withholding of shares by the Company or such other manner as determined by the Company in its sole discretion. If the Recipient fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be forfeited.
11.    Change in Control; Adjustment.
(a)    Notwithstanding anything to the contrary herein, in the event that the Company enters into a definitive agreement during the performance period as set forth on Appendix I with a third party to consummate a transaction that would result in a Change in Control, (i) if such Change in Control occurs before the date the Committee would normally determine whether the performance goal or goals, as applicable, set forth on Appendix I have been achieved, then each outstanding Performance Share will be deemed earned immediately upon the occurrence of the Change in Control as if the applicable Target Performance Level(s) have been achieved as of the date of the Change in Control and (ii) if such Change in Control has not occurred before the date the Committee would normally determine whether the performance goal or goals, as applicable, set forth on Appendix I have been achieved, then the Committee will have the discretion to determine the performance levels achieved as of the end of the performance period set forth on Appendix I, taking into account its determination of the impact that (a) the announcement of the Change in Control transaction and (b) the operation of the business in light of the pending Change in Control transaction had on the Company’s ability to achieve the applicable Target Performance Level(s). In either such event, the Performance Shares deemed or determined to have been earned will continue to vest over the remaining Time-Vesting Schedule (as defined in Appendix I, attached hereto, with the date the Committee determines the performance level achieved or the date of the Change in Control (if earlier) as the “Determination Date”), subject to the Recipient’s continued employment with the Company’s successor. Notwithstanding the foregoing, if the Recipient’s employment with an Employer is terminated on or within twenty-four (24) months following a Change in Control (i) by an Employer without Cause or (ii) by the Recipient under circumstances which entitle the Recipient to Change in Control severance benefits under an effective employment agreement between the Recipient and the Employer or under the Company’s Safety Net Security Program, Severance Policy or their successor plans or programs, then all unvested Performance Shares shall immediately become fully vested and distributable on the date of such termination of employment pursuant to Section 3(b) hereof. Notwithstanding the foregoing, if the successor corporation in a Change in Control refuses to assume or substitute for the Performance Award under the terms and conditions of Section 8.9 of the Plan, then the Performance Shares shall be subject to the provisions of Section 8.9 of the Plan.
(b)    In the event of certain corporate transactions, the Performance Shares shall be subject to adjustment as provided in Section 8.8 of the Plan.
12.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Performance Share Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

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13.    Governing Law. This Performance Share Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
14.    Amendments. This Performance Share Award Agreement may be amended or modified at any time by the Committee; provided, however, that the amendment or modification of this Performance Share Award Agreement shall not, without the consent of the Recipient, adversely affect the rights of the Recipient under this Performance Share Award Agreement. The Board may terminate, amend, restate or amend and restate the Plan at any time; provided, however, that the termination, amendment, restatement or amendment and restatement of the Plan shall not, without the consent of the Recipient, impair the rights of the Recipient under this Performance Share Award Agreement.
15.    Survival of Terms. This Performance Share Award Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16.    Agreement Not a Contract for Services; Rights to Terminate Employment. Neither the grant of the Performance Shares, this Performance Share Award Agreement nor any other action taken pursuant to this Performance Share Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to provide or continue to provide services as an officer, director, employee or consultant of the Company and/or the Employer for any period of time or at any specific rate of compensation. Nothing in the Plan or in this Performance Share Award Agreement shall confer upon the Recipient the right to continue in the employment of an Employer or affect any right which an Employer may have to terminate the employment of the Recipient. The Recipient specifically acknowledges that the Employer intends to review the Recipient's performance from time to time, and that the Company and/or the Employer has the right to terminate the Recipient's employment at any time, including a time in close proximity to any Vesting Date, for any reason, with or without cause. Except as set forth in Section 3 and 11, the Recipient acknowledges that upon his or her termination of employment with an Employer for any reason, all unvested Performance Shares shall be immediately forfeited at such time.
17.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions that may arise in connection with this Performance Share Award Agreement or the Performance Shares. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Performance Shares, the Plan or this Performance Share Award Agreement shall be final, binding and conclusive.
18.    Failure to Execute Agreement. This Performance Share Award Agreement and the Performance Shares granted hereunder are subject to the Recipient returning a counter-signed copy of this Performance Share Award Agreement to the designated representative of the Company on or before the 180th day after the Date of Grant (except as otherwise determined by the Committee of the Company or a subcommittee thereof in its sole discretion). In the event that the Recipient fails to s

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o return a counter-signed copy of this Performance Share Award Agreement within such period, then this Performance Share Award Agreement and the Performance Shares granted hereunder shall automatically become null and void and shall have no further force or effect. Electronic acceptance of this Performance Share Award Agreement shall constitute an execution of the Performance Share Award Agreement by the Recipient and a return of the counter-signed copy to the Company for purposes of this Section 18.
19.    Section 409A of the Code. To the extent this Performance Share Award is deemed subject to Section 409A of the Code, for purposes of this Performance Share Award Agreement, the Recipient will not be treated as having terminated employment unless such termination constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h). If, as a result of Recipient’s “separation from service,” Recipient’s Performance Share Award vest pursuant to Section 3(b), the delivery of Common Stock in respect of such Performance Share Award shall be made on such date determined by the Company within five (5) days following Recipient’s “separation from service.” If the Recipient is a “specified employee” (as defined under the Health Net, Inc. Specified Employee Policy, or, in the absence of such policy, within the meaning of Section 409A of the Code) with respect to the Company at the time of a “separation from service” and the Recipient becomes vested in the Performance Share Award as a consequence of such “separation from service,” and the delivery of Common Stock does not satisfy an exemption from Section 409A of the Code, including, without limitation, the exemptions under Treasury Regulation Section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii), then the delivery of Common Stock in respect of such Performance Share Award shall be delayed until the earliest date upon which such Common Stock may be delivered to Recipient without being subject to taxation under Section 409A of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Performance Share Award Agreement to be effective as of the Date of Grant.

Health Net, Inc.

Name: Jay M. Gellert
Title: President and Chief Executive Officer

RECIPIENT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE/SHE IS AN EMPLOYEE AT WILL AND MAY BE TERMINATED BY THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

Your acceptance of this Performance Share Award Agreement indicates that you accept and agree to all the terms and provisions of the foregoing Performance Share Award Agreement and attached Grant Notice, and to all the terms and provisions of the Plan, incorporated by reference herein.

Name: «Name»

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Appendix I

PERFORMANCE PERIOD,
VESTING AND PERFORMANCE GOALS

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Notice of Grant of Performance Share Award
Health Net, Inc.

Plan Name:            Health Net, Inc. Amended and Restated 2006 Long-Term Incentive                 Plan, as amended and/or restated from time to time

Recipient Name:        «Name»

Recipient ID:            «EmplID»

Grant Date:            [_______]

Target Award:        «PSU_Shares»

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